EMPLOYMENT AGREEMENT
                                CHRISTOPHER SWON

      AMENDED AND RESTATED EMPLOYMENT AGREEMENT dated November 11, 2005 (the "Agreement") among Millennium Biotechnologies Group, Inc., a Delaware corporation ("Group"), Millennium Biotechnologies, Inc. (the "Company"), and Christopher Swon (the "Executive").

      WHEREAS, the Executive has heretofore been employed by the Company, a wholly owned subsidiary of Group, as an employee "at will".

      WHEREAS, the Company desires to secure the continued services of the Executive, and the Executive desires to continue in the employment of the Company and, in connection therewith, the Company, Group and the Executive desire to set forth the terms of such continued employment.

      NOW, THEREFORE, in consideration of the foregoing and the respective covenants and agreements hereinafter set forth and for other good and valuable consideration, the Company, Group and the Executive hereby agree, as follows:

            1. EMPLOYMENT AND DUTIES

            1.1. General. The Company hereby employs the Executive, and the Executive agrees to serve, as Regional Sales Manager.

            1.2. Exclusive Services. During the term of this Agreement, the Executive shall devote his full-time working hours to his duties hereunder and shall not, directly or indirectly, render services to any other person or organization for which he receives compensation without the consent of the President or otherwise engage in activities which would interfere significantly with his faithful performance of his duties hereunder.

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            1.3.  Term of  Employment.  The  Executive's  employment  under this
Agreement shall be deemed effective as of August 1, 2005 (the "Commencement Date") and shall terminate on the earliest of (i) December 31, 2010, (ii) the death of the Executive or (iii) the termination of the Executive's employment pursuant to this Agreement (the "Employment Term").

            2. Compensation.

            2.1. Base Salary. Effective as of the Commencement Date, the Executive shall be entitled to receive a base salary ("Base Salary") at a rate of $60,000 per annum, payable in arrears in equal installments in accordance with the Company's payroll practices, with such increases as may be provided in accordance with the terms hereof. Once increased, such higher amount shall constitute the Executive's annual Base Salary.

            2.2. Increase in Base Salary. Immediately following the first fiscal quarter in which the Company shall have achieved revenues in excess of $1,250,000, the Base Salary shall be increased to the rate of $75,000 per annum. Immediately following the first quarter in which the Company shall have achieved revenues in excess of $2,500,000, the Base Salary shall be increased to the rate of $100,000 per annum. Immediately following the first quarter in which the Company shall have achieved revenues in excess of $3,750,000, the Base Salary shall be increased to the rate of $120,000 per annum.

            2.3 Stock Options. Group shall issue to the Executive options ("Options") as follows: (a) Options to purchase 167,000 shares of common stock at an exercise price of $.37 for a term of five years from the date hereof, which Options shall vest on January 1, 2006; and (b) Option to purchase an


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additional  300,000  shares of common stock at an exercise  price of $.01, for a term of three years from the date hereof, of which (a) Options for 200,000 shares shall vest and become exercisable only in the event the Executive is continually employed under the terms of this Agreement by the Company through January 15, 2006; and (b) Options for the remaining 100,000 shares shall vest and become exercisable only in the event the Executive is continually employed under the terms of this Agreement through January 15, 2007. Notwithstanding the foregoing, in the event of (i) a Change of Control; (ii) the Executive's employment is terminated by the Company Without Cause; (iii) employment hereunder is terminated by the Executive for Good Reason; (iv) the Death of the Executive; and/or (v) Permanent Disability of the Executive, the Options which have not previously vested, shall immediately vest and become exercisable upon such event. The Options shall provide for cashless exercise and piggyback registration rights and shall be in the form of Options annexed to this Agreement. "Change of Control" shall mean (i) the transfer (in one transaction or a series of transactions) of all or substantially all of the assets of Group or the Company to any person or group (as such term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")); (ii) the liquidation or dissolution of Group or the Company or the adoption of a plan by the stockholders of Group or the Company relating to the dissolution or liquidation of either Group or the Company; or (iii) the acquisition by any person or group (as such term is used in Section 13(d)(3) of the Exchange Act) of beneficial ownership, directly or indirectly, of more than 50% of the aggregate ordinary voting power of Group or the Company.

            3. EMPLOYEE BENEFITS

            3.1. General Benefits. The Executive shall receive the following benefits during the Employment Term:

            (a) the Executive will be eligible to participate in the health and benefit programs of the Company consistent with those benefit programs provided from time to time to other senior executives of the Company;


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

            (b) an automobile allowance of $500 per month;

            (c) participation in any executive incentive plan which might be implemented by the Board during the Employment Term.

            3.2. Vacation. The Executive shall be entitled to 15 days paid vacation each calendar year in accordance with the applicable policies of the Company.

            4. TERMINATION OF EMPLOYMENT

            4.1. Termination for Cause; Termination Without Cause; Termination for Permanent Disability; Resignation.

            4.1.1. General. (a) If, prior to the expiration of the Employment Term, the Executive's employment is terminated by the Company for Cause, the Executive shall be entitled only to (i) his accrued but unpaid Base Salary through and including the date of termination ("Accrued Base Salary"); and (ii) the Options which have vested prior to the date of such termination.

            (b) If, prior to the expiration of the Employment Term, the Executive is terminated by the Company Without Cause or the Executive terminates employment for Good Reason, the Executive shall be entitled to (i) his Accrued Base Salary; and (ii) as and for severance his Base Salary from the day after the termination date through the normal expiration date of the Employment Term, payable in a lump sum upon termination, and the benefits set forth under Section
3.1 of this Agreement during such period.

            (c) If, prior to the expiration of the Employment Term, the Executive's employment is terminated by the Company for Permanent Disability (as defined in Section 5), the Executive shall be entitled to the payments and benefits as provided for in Section 4.1.1(b).

            (d) If the Executive resigns from his employment hereunder without Good Reason, the Executive shall be entitled only to payment of his Accrued Base Salary, if any, payable in a lump sum not later than 30 days following the date of termination.


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

            (e) In the event of termination hereunder as a result of death of the Executive, the Executive's estate shall be entitled to the compensation provided for in Section 4.1.1(b).

            (f) Except as otherwise provided herein, the Executive shall have no further right to receive any other compensation, or to participate in any other plan, arrangement, or benefit, after any termination or resignation of employment, subject to the terms of such plans or arrangements.

            4.1.2. Date of Termination/Resignation. The date of termination for a termination by the Company for Cause shall be the date of the written notice of termination provided for in Section 4.1.3. The date of termination for a Termination Without Cause shall be as provided in Section 4.1.1. The date of termination for a termination for Permanent Disability shall be as provided in
Section 5. The date of resignation shall be the date specified in the written notice of resignation from the Executive to the Company, or if no date is specified therein, 10 business days after receipt by the Company of written notice of resignation from the Executive.

            4.1.3. Notice of Termination for Cause. Termination of the Executive's employment by the Company for Cause shall be effected by delivery of a written notice of termination from the Company to the Executive, which notice shall specify the event or events set forth in Section 4.2 giving rise to such termination.

            4.1.4. Notice of Termination Without Cause. Termination of the Executive's employment for a Termination Without Cause shall be effected by written notice of termination from the Company to the Executive, specifying a termination date no earlier than 10 business days after the date on which such notice is given.

            4.2. Termination for Cause. Termination for "Cause" shall mean termination by the Company of the Executive's employment because the Executive
(a) admits to, has been convicted of or has entered into a plea of nolo contendere to a crime punishable by imprisonment for more that one year; or (b) has failed to perform in all material respects (following a written warning specifying such deficiency) the normal and customary duties required of his position of employment.


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

            4.3. Termination Without Cause. "Termination Without Cause" shall mean any termination by the Company of the Executive's employment at any time during the Employment Term for any reason other than Cause, death or Permanent Disability.

            5. PERMANENT DISABILITY

            If, prior to the expiration of the Employment Term, the Executive shall fail because of illness, physical or mental disability or other incapacity, for a period of three consecutive months, or for shorter periods aggregating three months during any twelve-month period, to render the services provided for by this Agreement, then the Company may, by written notice to the Executive after the last day of the three consecutive months of disability or the day on which the shorter periods of disability equal an aggregate of three months, terminate the Executive's employment for "Permanent Disability", specifying a termination date no earlier than 10 business days after the date on which such notice is given. The determination of the Executive's Permanent
Disability shall be made by an independent physician who is reasonably acceptable to the Executive and the Company and shall be final and binding and shall be based on such competent medical evidence as shall be presented to it by the Executive or by any physician or group of physicians or other competent medical experts employed by the Executive and/or the Company to advise such independent physician.

            6. NONCOMPETITION/NONSOLICITATION AND CONFIDENTIALITY

            6.1. Noncompetition/Nonsolicitation. The Executive shall not, directly or indirectly, as a sole proprietor, member of a partnership, stockholder or investor, officer or director of a corporation, or as an employee, associate, consultant or agent of any person, partnership, corporation


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

or other business organization or entity other than the Company: (a) engage in, or acquire an interest in any entity or enterprise which engages in, any business that is in competition with any business actively conducted by Group, the Company or any of their respective subsidiaries; (b) solicit or endeavor to entice away from Group, the Company or any of their respective subsidiaries any person who is, or was during the then most recent 36-month period, employed by or associated with Group, the Company or any of their respective subsidiaries, or (c) solicit or endeavor to entice away from Group, the Company or any of their respective subsidiaries, or otherwise interfere with the business relationship of Group, the Company or any of their respective subsidiaries with, any person or entity who is, or was within the then most recent 36-month period, a customer, client or prospect of Group, the Company or any of their respective subsidiaries. The obligations of this Section 6.1 shall apply during the Term hereof and with respect to subpart (b) and (c), for 12 months after termination of employment of the Executive, and shall be extended by a period of time equal to any period during which the Executive shall be in breach of such obligations.

            6.2. Confidentiality. The Executive covenants and agrees with the Company that he will not at any time, except in performance of his obligations to the Company hereunder or with the prior written consent of the Company, directly or indirectly, disclose any secret or confidential information that he may learn or has learned by reason of his association with Group, the Company or any of their respective subsidiaries and affiliates. The term "confidential information" includes information not previously disclosed to the public or to the trade by the Company's or Group's management, or otherwise in the public domain, with respect to the Company's or Group's or any of their respective affiliates' or subsidiaries' products, services, facilities, applications and methods, trade secrets and other intellectual property, systems, procedures, manuals, confidential reports, product or service price lists, customer lists, technical information, financial information (including the revenues, costs or profits associated with any of the Company's or Group's products), business plans, prospects or opportunities.


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

            6.3. Exclusive Property. The Executive confirms that all confidential information is and shall remain the exclusive property of Group and the Company. All business records, papers and documents kept or made by the Executive relating to the business of Group, the Company or their respective subsidiaries shall be and remain the property of Group and the Company.

            6.4. Injunctive Relief. Without intending to limit the remedies available to Group and the Company, the Executive acknowledges that a breach of any of the covenants contained in this Section 6 may result in material and irreparable injury to Group, the Company or their respective affiliates or subsidiaries for which there is no adequate remedy at law, that it will not be possible to measure damages for such injuries precisely and that, in the event of such a breach or threat thereof, Group and the Company shall be entitled to obtain a temporary restraining order and/or a preliminary or permanent injunction restraining the Executive from engaging in activities prohibited by this Section 6 or such other relief as may be required specifically to enforce any of the covenants in this Section 6. If for any reason a final decision of any court determines that the restrictions under this Section 6 are not reasonable or that consideration therefor is inadequate, such restrictions shall be interpreted, modified or rewritten by such court to include as much of the duration and scope identified in this Section 6 as will render such restrictions valid and enforceable.

            7. MISCELLANEOUS

            7.1. Notices. All notices or communications hereunder shall be in writing, addressed as follows:


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

            To the Company or Group, to it at:

            Millennium Biotechnologies Group, Inc
            665 Martinsville Road, Suite 219
            Basking Ridge, New Jersey 07920
            Attention: President

            with a copy to:

            Silverman Sclar Shin & Byrne P.C.
            381 Park Avenue South, Suite 1601
            New York, NY 10016
            Fax: (212) 779-8858
            Attention: Peter R. Silverman

            To the Executive:

            Christopher Swon

            -------------------------------

            -------------------------------

      Any such notice or communication shall be sent certified or registered mail, return receipt requested, or by facsimile, addressed as above (or to such other address as such party may designate in writing from time to time), and the actual date of receipt shall determine the time at which notice was given.

            7.2. Severability. If a court of competent jurisdiction determines that any term or provision hereof is invalid or unenforceable, (a) the remaining terms and provisions hereof shall be unimpaired and (b) such court shall have the authority to replace such invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision.

            7.3. Assignment. This Agreement shall inure to the benefit of the heirs and representatives of the Executive and the assigns and successors of the Company, but neither this Agreement nor any rights hereunder shall be assignable or otherwise subject to hypothecation by the Executive. Each of Group and the Company may assign this Agreement without prior written approval of the Executive upon the transfer of all or substantially all of its business and/or assets (whether by purchase, merger, consolidation or otherwise), provided that the successor to such business and/or assets shall expressly assume and agree to perform this Agreement.


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

            7.4. Entire Agreement; Amendment. This Agreement represents the entire agreement of the parties with respect to the subject matter hereof and shall supersede any and all previous contracts, arrangements or understandings between or among Group, the Company and the Executive. The Agreement may be amended at any time by mutual written agreement of the parties hereto.

            7.5. Withholding. The Company shall be entitled to withhold, or cause to be withheld, from payment any amount of withholding taxes required by law with respect to payments made to the Executive in connection with his employment hereunder.

            7.6. Governing Law. This Agreement shall be construed, interpreted, and governed in accordance with the laws of the State of New Jersey without reference to principles of conflict of laws.

            7.7. Headings. Headings to sections in this Agreement are for the convenience of the parties only and are not intended to be a part of or to affect the meaning or interpretation hereof.

            7.8. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.


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

      IN WITNESS WHEREOF, the Company and Group have caused this Agreement to be duly executed by their authorized representatives and the Executive has hereunto set his hand, in each case effective as of the day and year first above written.

                                        Millennium Biotechnologies Group, Inc.
                                        Millennium Biotechnologies, Inc.


                                        By: /s/ Jerry E. Swon
                                           -------------------------------
                                           Jerry E. Swon

                                        Executive


                                        /s/ Christopher Swon
                                        ----------------------------------
                                        Christopher Swon


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